    WORLD MONITOR TRUST--
    SERIES C
    MONTHLY REPORT/
    MAY 26, 2000

         WORLD MONITOR TRUST--SERIES C
-------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from April 29, 2000 to May 26, 2000 for World Monitor Trust--Series C ('Series C'). The net asset value of an interest as of May 26, 2000 was $72.06, a decrease of 5.47% from the April 28, 2000 value of $76.23. The year-to-date return for Series C was a decrease of 24.92% as of May 26, 2000.

As stated in the letter dated June 15, 2000, Hyman Beck & Company Inc. will no longer serve as the Trading Advisor to Series C. Series C's Managing Owner is currently in the process of selecting a Trading Advisor and will inform you once a new Trading Advisor is selected and approved.

The estimated net asset value per interest as of June 14, 2000 was $66.80. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Joseph A. Filicetti
          -------------------------
          Joseph A. Filicetti
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
----------------------------------------------------
For the period from April 29, 2000 to
  May 26, 2000
Revenues:
Realized loss on commodity
  transactions..........................   $(506,865)
Change in unrealized commodity
  positions.............................    (205,451)
Interest income.........................      61,934
                                           ---------
                                            (650,382)
                                           ---------
Expenses:
Commissions.............................      78,858
Management fee..........................      20,320
                                           ---------
                                              99,178
                                           ---------
Net loss................................   $(749,560)
                                           ---------
                                           ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
-----------------------------------------------------
For the period from April 29, 2000 to
  May 26, 2000
                                                Per
                                   Total      Interest
                                -----------   -------
Net asset value at beginning
  of period (180,733.934
  interests)..................  $13,777,890   $ 76.23
Contributions.................        5,000
Net loss......................     (749,560)
Redemptions...................     (221,480)
                                -----------
Net asset value at end of
  period (177,785.369
  interests)..................  $12,811,850     72.06
                                -----------
                                -----------   -------
Change in net asset
  value per interest.......................   $ (4.17)
                                              -------
                                              -------
Percentage change..........................     (5.47)%
                                              -------
                                              -------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust-- Series C is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                             by: /s/ Barbara J. Brooks
                                 --------------------
                                 Barbara J. Brooks
                                 Chief Financial Officer